Exhibit 10.2

Final

Approved by the Compensation Committee on March 2, 2015

Career Education Corporation

2015 Annual Incentive Award Program

pursuant to the

2008 Incentive Compensation Plan

ARTICLE 1

PURPOSE AND PERFORMANCE PERIOD

1.1 Purpose. This document is created to set forth the terms and conditions for certain Grantees who have been selected to participate in the Annual Incentive Award portion of the Plan for calendar year 2015. To the extent that there is any conflict between the terms of this document and the terms of the Plan, the Plan shall control.

1.2 Performance Period. This document is effective for certain Annual Incentive Awards calculated for Grantees under the Plan relating to calendar year 2015. The 2015 Annual Incentive Awards earned pursuant to this Program shall be paid no later than March 15, 2016.

1.3 No Misconduct. If at any time prior to the date the 2015 Annual Incentive Award is paid by the Company or an Affiliate, a Grantee is determined by the Administrator to have engaged in Misconduct, then no such Annual Incentive Award shall be paid to such Grantee.

ARTICLE 2

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan. The following words and phrases shall have the following meanings:

2.1 “Administrator” means a committee consisting of the Senior Vice President and Chief Financial Officer, the Senior Vice President and General Counsel, and the Senior Vice President and Chief Human Resources Officer (or their respective designees), and/or any other executive officer as determined by the Committee.

2.2 “Affiliate” means any corporation, campus, or other entity that, directly or indirectly through one or more intermediaries, is owned by the Company.

2.3 “Corporate Employee” means an employee of the Company or an Affiliate whose primary duties relate to corporate-level activities (rather than Education Group-level activities). Status as a Corporate Employee will be determined by the Administrator.

2.4 “Covered Management Position” means a position within the Company which the Company has determined to be covered under 34 C.F.R. Section 668.14(b)(22)(iii)(C).

2.5 “EBITDA” means (a) at the Corporate organizational level, earnings from continuing operations of the Company (and its Affiliates), minus earnings from the Transitional Group, plus earnings from Culinary Arts, or (b) at an Education Group organization level, earnings from the relevant Education Group; but in each case determined before interest, taxes, depreciation and amortization, and before amounts paid under this Program, the Key Executive Program and any other annual cash bonus program of the Company or any Affiliate. EBITDA shall be calculated using the earnings and other amounts as reported on the Company’s Form 10-K for the year ending on December 31, 2015 (which is prepared in accordance with the generally accepted accounting principles in the U.S.). To the extent the information reported on the Form 10-K is not sufficiently specific to provide data for a specific amount or Education Group, the data will be obtained from the Company’s Finance Department and will be based on the data upon which the information in the Form 10-K is based.

2.6 “EBITDA Performance Factor” means, with respect to the Company (and its Affiliates) and each Education Group, a percentage (expressed to the second decimal place) determined pursuant to the table set forth in the applicable memorandum from the Company setting forth the criteria for a Grantee’s Award. The EBITDA Performance Factor may not be less than 0% nor more than 200%.

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2.7 “Education Group” means each of the following:

“Career Colleges,” which shall mean the Company’s Career Colleges Group financial reporting segment;

“Career Colleges, excluding Regionally Accredited,” which shall mean the Company’s Career Colleges Group financial reporting segment, excluding the Regionally Accredited reporting unit therein;

“Regionally Accredited,” which shall mean the separate financial reporting unit referred to as such within the Company’s Career Colleges financial reporting segment;

“Culinary Arts,” which shall mean the Company’s Le Cordon Bleu culinary arts campuses;

“Career Schools,” which shall collectively refer to Career Colleges and Culinary Arts;

“University Group,” which shall collectively refer to AIU and CTU;

“AIU,” which shall mean American InterContinental University;

“CTU,” which shall mean Colorado Technical University; and

“Transitional Group,” which shall mean the Company’s Transitional Group financial reporting segment which includes those campuses that are designated by the Company as being in “teach-out.”

2.8 “Eligible Earned Wages” means compensation for services performed in an incentive-eligible position that is eligible for inclusion when determining a Grantee’s Annual Incentive Award. Eligible Earned Wages are based on base earnings during the Performance Period only and exclude any other payments made during the Performance Period (i.e., teach pay, allowances, reimbursements, equity grants, bonuses, incentive payments, short-term disability payments, long-term disability payments, etc.). Notwithstanding the foregoing, (a) to the extent any individual becomes employed by the Company or any of its Affiliates on or after November 1, 2015, or first moves into an incentive-eligible position on or after November 1, 2015, such individual will not have any Eligible Earned Wages for the Performance Period, and (b) except as set forth in Section 3.1 hereof, to the extent any individual does not remain employed by the Company or an Affiliate as of the last day of the Performance Period, such individual will not have any Eligible Earned Wages for the Performance Period.

2.9 “Key Executive Program” means the Career Education Corporation 2015 Annual Incentive Award Program for Key Executives.

2.10 “Misconduct” means any one of the following in which a Grantee may engage prior to or during the Performance Period or any time thereafter, but prior to the date the 2015 Annual Incentive Award is paid: (a) any act of intentional misconduct, dishonesty, gross negligence, conscious abandonment, or neglect of duty; (b) any violation of the Company’s Code of Conduct, policies on maintaining confidentiality of proprietary information, Code of Ethics or non-discrimination or anti-harassment policy; (c) any commission of a criminal activity, fraud, or embezzlement; (d) any failure to reasonably cooperate in any investigation or proceeding concerning the Company or any of its Affiliates; (e) any unauthorized disclosure or use of confidential information or trade secrets; (f) any violation of any enforceable restrictive covenant, such as a non-compete, non-solicit, or non-disclosure agreement between the Grantee and the Company or an Affiliate; or (g) any conduct that causes the Grantee to be ineligible for benefits pursuant the applicable Company severance plan.

2.11 “Performance Period” means the calendar year ending December 31, 2015.

2.12 “Plan” means the Career Education Corporation 2008 Incentive Compensation Plan, as amended.

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2.13 “Program” means this 2015 Annual Incentive Award Program which is established under the Plan.

2.14 “Revenue” means the revenue that is received during the normal course of business by the University Group as a whole, or by AIU or CTU, as applicable to a particular Grantee, based on the Revenue as reported on the Company’s Form 10-K for the year ending December 31, 2015 (which is prepared in accordance with the generally accepted accounting principles of the U.S.).

2.15 “Revenue Multiplier” means, with respect to each of the University Group, AIU and CTU, a percentage determined pursuant to the table set forth in the applicable memorandum from the Company setting forth the criteria for a Grantee’s Award. The Revenue Multiplier may not be less than 60% nor more than 150%.

2.16 “Target Incentive Percentage” means a Grantee’s target Annual Incentive Award percentage of Eligible Earned Wages as communicated to the Grantee.

2.17 “Targeted EBITDA” means, with respect to the Company (and its Affiliates) and each Education Group, the targeted EBITDA of the applicable organizational level for the Performance Period as approved by the Committee, which shall be consistent with the Company’s 2015 operating plan approved by the Board of Directors of the Company.

2.18 “Targeted Revenue” means, with respect to each of the University Group, AIU and CTU, the targeted amount of Revenue to be received by the applicable organizational level for the Performance Period as approved by the Committee, which shall be consistent with the Company’s 2015 operating plan approved by the Board of Directors of the Company.

ARTICLE 3

ELIGIBILITY

3.1 Eligibility. The Grantees for the Performance Period are employees in incentive-eligible positions who are not in a Covered Management Position and are classified by the Company as Grade E61 or higher. Grantees are separately notified of their eligibility to participate in the Program. Employees who participate in the Key Executive Program are not eligible Grantees for purposes of this Program. If an individual is in a Covered Management Position at any point during the Performance Period, then such individual will not be eligible for an award or payment under this Program. In addition, (a) to the extent an individual is newly hired by the Company or any of its Affiliates or first moves into an incentive-eligible position on or after November 1, 2015, such individual shall not be eligible to receive an Annual Incentive Award pursuant to this Program, and (b) subject to Section 1.3 hereof and unless otherwise determined by the Committee, a Grantee must be employed by the Company or an Affiliate on the last day of the Performance Period in order to be eligible to receive an Annual Incentive Award payment hereunder. Notwithstanding the foregoing, and subject to Section 1.3 hereof, if a Grantee’s employment with the Company is terminated by the Company without Cause as part of a reduction in force on or after October 1, 2015, then such Grantee shall remain eligible to receive an Annual Incentive Award pursuant to this Program and such Grantee’s Eligible Earned Wages earned during the Performance Period prior to his or her termination shall continue to be Eligible Earned Wages for purposes of this Program; provided that, unless otherwise determined by the Committee, such Grantee shall not be eligible for a payment hereunder to the extent such Grantee received a severance package in connection with such termination and such severance package contained a payment related to or otherwise based on annual bonus. In all cases, to the extent a Grantee is no longer employed by the Company or an Affiliate on the date the Annual Incentive Award becomes payable pursuant to this Program (a “Separated Grantee”), then the Annual Incentive Amount shall only be paid to such Separated Grantee to the extent the Separated Grantee has executed a release of claims against the Company and its Affiliates, which release must be in a form satisfactory to the Administrator, prior to the payment date for such Annual Incentive Award. In addition, if applicable law requires that any such release be subject to a revocation period in order to become fully effective, payment of

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the Annual Incentive Award to a Separated Grantee shall only be required if, prior to the payment date for the Annual Incentive Award, the applicable revocation period for the release has lapsed without any such revocation occurring.

ARTICLE 4

AWARD AMOUNT

4.1 Annual Incentive Award Weightings. The following table identifies the Annual Incentive Award element weightings based on the performance components and Grantee classification for Grantees who are Corporate Employees and for Grantees who are part of an Education Group. Grantee classification will be determined by the Administrator and communicated to the Grantee.

	EBITDA Performance Component
Grantee Classification	Corporate EBITDA	Education Group EBITDA	Individual Goals	Total
Corporate Employee	80%		20%	100%
Career Colleges	40%	40%	20%	100%
Career Colleges (excluding Regionally Accredited)	40%	40%	20%	100%
Regionally Accredited	40%	40%	20%	100%
Culinary Arts	40%	40%	20%	100%
Career Schools	40%	40%	20%	100%
University Group*	40%	40%	20%	100%
AIU*	40%	40%	20%	100%
CTU*	40%	40%	20%	100%
Transitional Group	40%	40%	20%	100%

*	Grantees with a University Group, AIU or CTU classification will have the portion of their Award that is based on the EBITDA Performance Component subject to the Revenue Multiplier described in Section 4.3.

For Grantees performing services during the Performance Period in multiple Grantee classifications, the percentages set forth in the tables above may be subject to proration pursuant to Section 5.2 hereof.

4.2 EBITDA Performance Component. In respect of the EBITDA performance component, each Grantee will be eligible to receive a payment equal to the result of applying the following formula to such Grantee (subject to adjustment for certain Grantees as provided in Section 4.3):

A x B x C x D:

Where:

“A”	equals such Grantee’s Eligible Earned Wages;
“B”	equals such Grantee’s Target Incentive Percentage;
“C”	equals the percentage set forth in the applicable box set forth in the relevant “EBITDA Performance Component” column in the table in Section 4.1 hereof; and
“D”	equals the applicable EBITDA Performance Factor for the relevant organizational level.

To the extent the performance of more than one organizational level applies based on the chart set forth in Section 4.1, then in order to determine the relevant payout pursuant to this Section 4.2, the formula set forth above shall be performed at both organizational levels, and the result shall be aggregated.

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4.3 Revenue Multiplier. For a Grantee who is employed in the University Group, AIU or CTU, the aggregate amount determined pursuant to Section 4.2 above for such Grantee shall be multiplied by the applicable Revenue Multiplier, and such product shall be the amount payable to such Grantee for the EBITDA performance component of his or her Annual Incentive Award.

4.4 Individual Goals Performance Component. For the individual goals performance component, each Grantee will be eligible to receive a payment based on the percentage set forth in the applicable box in the “Individual Goals” column set forth in the table in Section 4.1 hereof, calculated as set forth in this Section 4.9. For 2015, achievement of target performance with respect to individual performance goals will result in a 60% payout factor for all Grantees. The individual goals performance component of a Grantee’s Annual Incentive Award shall be determined based upon a Grantee’s achievement of the individual performance goals, and weighting of such goals, established by the Grantee’s manager or department head, as applicable, and recorded in the Company’s performance management system as the Grantee’s “AIP Goals” for the Performance Period. Notwithstanding the foregoing, if the Company does not achieve EBITDA at the corporate organizational level for the Performance Period equal to or greater than 85% of Targeted EBITDA, then Grantees shall not be eligible for any payment based on the individual goals performance component.

4.5 Adjustment. The individual goals performance component of each Grantee’s Annual Incentive Award (determined without application of this Section 4.5) is subject to adjustment by managers. Such adjustment may be negative for those Grantees who do not achieve the applicable goals, and positive for those Grantees who demonstrate outstanding accomplishments. For purposes of applying this Section 4.5, any positive adjustment made to the individual goals performance component of the Annual Incentive Award of one Grantee must result in a dollar-for-dollar negative adjustment to the individual goals performance component of the Annual Incentive Award of one or more other Grantees so that, in the aggregate, the application of the adjustment described in this Section 4.5 to all the Grantees shall not result in any additional cost to the Company and its Affiliates for the group of Grantees over which a particular manager retains authority.

ARTICLE 5

MISCELLANEOUS

5.1 Miscellaneous. The Committee may modify or terminate this Program at any time and for any reason, effective at such date as the Committee may determine, without the approval of the Grantees or stockholders of the Company. Without limiting the foregoing, the Committee reserves the right to adjust EBITDA, the EBITDA Performance Factor, Revenue, the Revenue Multiplier, Targeted EBITDA, Targeted Revenue, the Target Incentive Percentage, the applicable individual goals, or any other related classification or determination for any and all Grantees for any reason, including if, in the Committee’s sole discretion, any unforeseen or unplanned event results in a positive or negative impact on the performance of the Company (or its Affiliates) during the Performance Period or its overall financial position. All such modifications or terminations to this Program shall be binding on all Grantees.

5.2 Proration. For a Grantee who moves between two or more incentive-eligible positions (whether at the corporate or Education Group organizational level) during the Performance Period, a proration may be applied to determine the amount due to such Grantee pursuant to Article 4 hereof. To the extent it applies, such proration shall be determined in the discretion of the Administrator, and shall be based on relevant factors, which may include, but shall not be limited to, (a) the relative time spent by such Grantee working at each level, and (b) the extent to which corporate or an Education Group was charged for the services of such Grantee. Unless otherwise determined by the Administrator, such proration will be based on whole months (rather than a day-by-day basis), and for purposes of such proration, actions taken prior to the fifteenth day of any month will be deemed to have happened on the first day of that month, while action taken on or after the fifteenth day of any month will be deemed to have happened on the first day of the following month.

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5.3 Compliance With Laws. This Program was created to comply with the “incentive compensation” provisions of the Higher Education Act, 20 U.S.C.§ 1094(a)(20), and with the implementing regulations of the U.S. Department of Education (“ED”), located at 34 C.F.R.§ 668.14(b)(22). The Company is aware that the ED regulations changed, effective July 1, 2011, and this Program has been created to comply with changed regulations that took effect July 1, 2011. All provisions of this Program will be interpreted and applied so as to be consistent with that statute and those regulations. If at any time the Committee determines that any potential compensation action would, or in the Committee’s sole discretion might, violate that statute or those regulations, the Committee may in its sole discretion elect not to pay such compensation. If the statute or regulations change or if ED provides guidance that changes the Committee’s understanding of how the statute and regulations will be applied, the Committee will make appropriate changes to this Program, or may terminate this Program, in its sole discretion, with or without advance notice to the Grantees. The Committee reserves the right to modify any element of this Program, to decline to make any payments under this Program, or to terminate this Program in its entirety, at any time for any reason, in its sole discretion, with or without advance notice to the Grantees.

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